UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 24, 2010

Spherix Incorporated

(Exact name of registrant as specified in its charter)

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Delaware	0-5576	52-0849320

(Address of principal executive offices) 6430 Rockledge Drive, Suite 503, Bethesda, Maryland	(Zip Code) 20817

Registrant’s telephone number, including area code 301-897-2540

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 — Securities and Trading Markets.

Item 3.01.                                              Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard;  Transfer of Listing.

On November 24, 2010, Spherix Incorporated (the “Company”) received written notification (the “Notice”) from The NASDAQ Stock Market (“NASDAQ”) advising the Company that the bid price of the Company’s common stock (the “Common Stock”) for the previous thirty (30) consecutive trading days had closed below the minimum $1.00 per share (the “Minimum Price Requirement”) required for continued listing on the NASDAQ Capital Market pursuant to NASDAQ Rule 5550(a)(2) (the “Rule”).  The Notice has no effect on the listing of the Common Stock at this time.

Pursuant to NASDAQ Rule 5810(c)(3)(A), the Company has been provided an initial period of 180 calendar days, or until May 23, 2011, to regain compliance with the Minimum Price Requirement.  The Notice further provides that NASDAQ will provide written notification stating that the Company has achieved compliance with the Rule if at any time before May 23, 2011, the bid price of the Common Stock closes at $1.00 per share or more for a minimum of ten (10) consecutive business days, although, under certain circumstances, NASDAQ has the discretion to require compliance for a period in excess of ten (10) consecutive business days.

If the Company does not regain compliance with the Rule by May 23, 2011, and if the Company is not otherwise entitled to a further compliance period, NASDAQ will provide notice to the Company that the Common Stock will be delisted from the NASDAQ Capital Market.  If the Company receives such a letter, the Company will have an opportunity to appeal the determination to a NASDAQ Hearings Panel.

The Company’s stockholders have previously approved and authorized the Company’s Board of Directors to effect a reverse stock split at any time prior to mid-May, 2011.  The Company’s Board of Directors will consider whether and when to implement such a split.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spherix Incorporated
(Registrant)

By:

/s/ Claire Kruger
Claire Kruger
CEO and COO

Date: November 30, 2010